Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Fourth Quarter and

Fiscal Year 2010 Results

Fourth quarter operating results highlights include:

Revenues of $63.6 million

Operating cash flow of $3.4 million

GAAP diluted earnings per share from continuing operations of $0.77

Adjusted EBITDA of $12.4 million

CHELMSFORD, Mass. – August 3, 2010 – Mercury Computer Systems, Inc. (NASDAQ: MRCY) reported operating results for its fourth quarter and fiscal year 2010 ended June 30, 2010. All results are presented and compared on a continuing operations basis.

Fourth Quarter Fiscal 2010 Results

Fourth quarter revenues were $63.6 million, an increase of $15.2 million from the fourth quarter of the prior fiscal year. Revenues from defense customers increased by $7.8 million and revenues from commercial customers increased by $7.4 million as compared with the prior year’s fourth quarter.

Fourth quarter GAAP income from continuing operations was $18.0 million, or $0.77 per diluted share. This compares with GAAP income from continuing operations of $3.1 million, or $0.14 per diluted share, for the prior year’s fourth quarter. Fourth quarter fiscal 2010 GAAP EPS included approximately $0.36 per diluted share for the partial reversal of the valuation allowance against deferred tax assets and the final determination of the effective tax rate for the year.

Beginning with the first quarter of fiscal 2010, Mercury changed its non-GAAP measure for reporting financial performance to adjusted EBITDA (earnings from continuing operations before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, and stock-based compensation costs). Effective for the fourth quarter of fiscal 2010, adjusted EBITDA excludes the impact of

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Mercury Reports Fourth Quarter and Fiscal 2010 Results, Page 2

acquisition costs and other related expenses. Fourth quarter GAAP income from continuing operations includes approximately $8.4 million in tax benefits, $1.4 million in depreciation expense, $1.0 million in stock-based compensation costs, and $0.4 million in amortization of acquired intangible assets. Excluding the impact of these items, fourth quarter adjusted EBITDA was $12.4 million.

Cash flows from operating activities were a net inflow of $3.4 million in the fourth quarter of fiscal 2010 as compared with a net inflow of $3.3 million in the fourth quarter of fiscal 2009. Free cash flow in the fourth quarter of fiscal 2010 was a net inflow of $1.0 million after deducting cash outflows for capital expenditures of $2.4 million. Cash, cash equivalents, and marketable securities and related receivables as of June 30, 2010, were $74.3 million, a decrease of $17.7 million from June 30, 2009, as a result of the repayment in full of the UBS line of credit.

Full Year Fiscal 2010 Results

For fiscal 2010, revenues were $199.8 million, a 6% increase from fiscal 2009. Revenues from defense customers increased by $12.6 million, or 9%, over the prior year; however, this increase was partially offset by a decline in revenues from commercial customers.

Fiscal 2010 GAAP income from continuing operations of $28.1 million includes approximately $9.4 million in tax benefits, $5.2 million in depreciation expense, $4.0 million in stock-based compensation costs, $1.7 million in amortization of acquired intangible assets, $0.2 million in restructuring costs, $0.2 million in impairment charges, and $0.1 million net interest income. Excluding the impact of these items, fiscal 2010 adjusted EBITDA was $29.9 million.

“The fourth quarter was a strong finish to a year of solid progress for Mercury,” said Mark Aslett, President and CEO, Mercury Computer Systems. “Total revenue, GAAP income from operations, and adjusted EBITDA for the fourth quarter of fiscal 2010 all exceeded the top end of our guidance range.”

“We have refocused our business in key defense markets – including ISR, ballistic missile

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defense, and electronic warfare – where we believe Department of Defense funding will continue to grow over the next several years,” Aslett said. “We have a strong portfolio of programs and have successfully aligned our business model to partner with the primes as they deal with the comprehensive procurement reform to which the Department of Defense is firmly committed.”

“Looking ahead to fiscal 2011, we are expecting our defense business and Mercury overall to deliver another year of solid top-line growth,” said Aslett. “We demonstrated in fiscal 2010 that Mercury can translate higher revenues into higher GAAP operating income and adjusted EBITDA, and we believe more strongly than ever that Mercury will grow into its long-term operating model as the business continues to scale. We look forward to reporting further progress toward our growth and profitability goals in fiscal 2011 and the years ahead.”

Backlog

Mercury’s total backlog at the end of the fourth quarter was $104.6 million, a $12.0 million sequential decrease from the third quarter of fiscal 2010, and a $6.4 million increase from the fourth quarter of last year. Of the fourth quarter total backlog, $88.4 million represents orders scheduled to be shipped over the next 12 months. The book-to-bill ratio was 0.81-to-1 for the fourth quarter and 1.03-to-1 for the full year.

Revenues by Operating Unit

Advanced Computing Solutions (ACS) — Revenues for the fourth quarter from ACS were $62.6 million, representing an increase of $15.4 million from the fourth quarter of fiscal 2009, due to increases of $8.0 million in defense and $7.4 million in commercial. Approximately 75 percent of ACS revenues for the quarter related to defense business, as compared to approximately 82 percent in the fourth quarter of last year. Revenues in fiscal 2010 for ACS were $193.7 million as compared with $185.3 million in fiscal 2009.

Mercury Federal Systems (MFS) — Revenues for the fourth quarter from MFS remained relatively flat at $2.3 million as compared to the fourth quarter of fiscal 2009. Revenues in fiscal 2010 for MFS were $11.1 million as compared with $5.8 million in fiscal 2009.

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Mercury Reports Fourth Quarter and Fiscal 2010 Results, Page 4

The revenues by operating unit do not include adjustments to eliminate any inter-segment revenues.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact our actual performance.

For the first quarter of fiscal 2011, revenues are expected to be in the range of approximately $48 million to $50 million. At this range, GAAP income from continuing operations per diluted share is expected to be in the range of $0.03 to $0.06.

Adjusted EBITDA for the first quarter of fiscal 2011 is expected to be in the range of $4.5 million to $5.8 million.

Recent Highlights

May — Mercury Computer Systems announced the latest round of enhancements for Electronic Warfare (EW) applications in the form of three new components for its Echotek® Series product line, designed according to the VME, VXS, and XMC open industry standards. These systems support Defense and Homeland Security missions by integrating powerful open-standards technology across the signal processing chain.

May — Mercury Computer Systems announced a systems-level enhancement for solutions based on the MicroTCA® standard. The new, innovative six-slot chassis is part of Mercury’s Ensemble 2000 MicroTCA Platform, a standards-based solution built around the power, functionality, and scalability of RapidIO®, Ethernet, IPMI, AdvancedMC® , and MicroTCA industry standards. These systems are used by the communications and semiconductor manufacturing industries.

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June — Mercury Computer Systems announced shipment of the industry’s highest performance 6U OpenVPXTM, dual GPU-based conduction-cooled subsystem. This subsystem is currently deployed in an embedded rugged defense surveillance platform, performing processing, exploitation, and dissemination (PED). Mercury’s ISR subsystems are uniquely designed to provide these Embedded Smart Processing TM capabilities, enabling sensors to be smarter, able to accept unrelenting streams of data, and extract and deliver situational awareness and other crucial information to warfighters, empowering them to decide and react.

June — Mercury Computer Systems announced it will deliver 6U OpenVPXTM computing modules and serial RapidIO IP (intellectual property) for a radar system upgrade on a leading tactical aircraft platform. The EnsembleTM 6000 Series OpenVPX HCD6410 High Compute Density Module addresses the customer’s application size, weight, and power (SWaP) requirements while providing scalability and extremely low-latency operation with Mercury’s groundbreaking multi-plane architecture.

June — Mercury Computer Systems announced it was selected by Northrop Grumman Corporation to deliver its scalable multicomputing products and services for the U.S. Navy Broad Area Maritime Surveillance (BAMS) Program. Mercury will provide powerful embedded computing platforms and a heterogeneous operating system for the BAMS UAS to enable the processing of synthetic aperture radar images. The BAMS UAS is designed to support a variety of all-weather maritime ISR (intelligence, surveillance, and reconnaissance) missions.

June — Mercury Computer Systems announced a track record of success for rapid, low-risk tech refresh options for deployed RACE++ systems. The Company is providing defense programs with upgrades to provide enhanced capabilities for existing compute architecture. Mercury systems are deployed on more than 300 defense programs and over 200 of those are based on RACE++ switch-fabric technology.

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Conference Call Information

Mercury will host a conference call on Tuesday, August 3, 2010, at 5:00 p.m. EDT to discuss the fourth quarter and fiscal year 2010 results and review the financial and business outlook going forward.

To listen to the conference call, dial (888) 211-9963 in the USA and Canada, and (913) 312-0959 in all other countries. The conference code number is 6169234. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under “Financial Events.”

A replay of the call by telephone will be available from approximately 8:00 p.m. EDT on Tuesday, August 3, 2010, through 8:00 p.m. EDT on Friday, August 13, 2010. To access the replay, dial (888) 203-1112 in the USA and Canada, and (719) 457-0820 in all other countries. Enter access code 6169234. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA, a non-GAAP financial measure adjusted to exclude certain non-cash and other specified charges, which the Company believes is useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA financial measure assists in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses this measure along with the corresponding GAAP financial measure to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

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Mercury Reports Fourth Quarter and Fiscal 2010 Results, Page 7

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation®

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) is a best of breed provider of open, application-ready, multi-INT subsystems for the ISR market. With 25+ years’ experience in embedded computing, superior domain expertise in radar, EW, EO/IR, C4I, and sonar applications, and more than 300 successful program deployments including Aegis, Global Hawk, and Predator, Mercury’s Services and Systems Integration team leads the industry in partnering with customers to design and integrate system-level solutions that minimize program risk, maximize application portability, and accelerate customers’ time to market.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2010 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and divestitures or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, timing and costs associated with disposing of businesses, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Robert Hult, CFO, Mercury Computer Systems, Inc.

978-967-1990

Ensemble and Embedded Smart Processing are trademarks; and Challenges Drive Innovation, Echotek, and RACE++ are registered trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

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MERCURY COMPUTER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2010 (Unaudited)	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$56,241	$46,950
Marketable securities and related receivables	18,025	44,977
Accounts receivable, net	43,664	28,595
Inventory	17,622	16,805
Option to sell auction rate securities at par	—	5,030
Deferred tax assets	5,393	281
Prepaid income taxes	2,546	384
Prepaid expenses and other current assets	2,363	3,083

Total current assets	145,854	146,105
Restricted Cash	3,000	3,000
Property and equipment, net	10,298	7,960
Goodwill	57,653	57,653
Acquired intangible assets, net	1,141	2,911
Deferred tax assets	5,419	833
Other non-current assets	973	910

Total assets	$224,338	$219,372

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,533	$3,770
Accrued expenses	5,025	7,449
Accrued compensation	10,723	9,372
Borrowings under line of credit and current capital lease obligations	53	33,408
Income taxes payable	2,056	2,316
Deferred revenues and customer advances	8,051	7,840
Current liabilities of discontinued operations	—	1,234

Total current liabilities	36,441	65,389
Deferred gain on sale-leaseback	6,713	7,870
Other non-current liabilities	2,072	1,076

Total liabilities	45,226	74,335
Shareholders’ equity:
Common stock	229	224
Additional paid-in capital	110,270	104,843
Retained earnings	67,671	39,313
Accumulated other comprehensive income	942	657

Total shareholders’ equity	179,112	145,037

Total liabilities and shareholders’ equity	$224,338	$219,372

MERCURY COMPUTER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2010 (Unaudited)	2009 (Unaudited)	2010 (Unaudited)	2009
Net revenues	$63,638	$48,442	$199,830	$188,939
Cost of revenues (1)	29,076	22,526	87,298	83,509

Gross margin	34,562	25,916	112,532	105,430
Operating expenses:
Selling, general and administrative (1)	14,152	12,587	51,519	51,185
Research and development (1)	10,822	9,371	41,548	42,372
Impairment of long-lived assets	—	—	211	—
Amortization of acquired intangible assets	408	459	1,710	2,414
Restructuring	(12)	999	231	1,712

Total operating expenses	25,370	23,416	95,219	97,683

Income from operations	9,192	2,500	17,313	7,747
Interest income	95	139	532	2,059
Interest expense	(64)	(271)	(381)	(2,551)
Other income, net	429	711	1,228	763

Income from continuing operations before income taxes	9,652	3,079	18,692	8,018
Income tax (benefit) expense	(8,378)	8	(9,377)	109

Income from continuing operations	18,030	3,071	28,069	7,909
Income (loss) from discontinued operations, net of tax	623	(632)	215	(20,328)
Gain on sale of discontinued operations, net of tax	—	6,517	74	11,157

Net income (loss)	$18,653	$8,956	$28,358	$(1,262)

Basic net earnings (loss) per share:
Continuing operations	$0.79	$0.14	$1.25	$0.36
Income (loss) from discontinued operations	0.03	(0.03)	0.01	(0.92)
Gain on sale of discontinued operations	—	0.29	—	0.50

Net income (loss)	$0.82	$0.40	$1.26	$(0.06)

Diluted net earnings (loss) per share:
Continuing operations	$0.77	$0.14	$1.22	$0.35
Income (loss) from discontinued operations	0.03	(0.03)	0.01	(0.91)
Gain on sale of discontinued operations	—	0.29	—	0.50

Net income (loss)	$0.80	$0.40	$1.23	$(0.06)

Weighted average shares outstanding:
Basic	22,708	22,263	22,559	22,150

Diluted	23,268	22,542	23,008	22,416

(1) Includes stock-based compensation expense, which was allocated as follows:
Cost of revenues	$85	$(27)	$251	$251
Selling, general and administrative	$740	$(168)	$3,145	$3,223
Research and development	$223	$107	$620	$1,108

MERCURY COMPUTER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2010 (Unaudited)	2009 (Unaudited)	2010 (Unaudited)	2009
Cash flows from operating activities:
Net income (loss)	$18,653	$8,956	$28,358	$(1,262)
Depreciation and amortization	1,765	1,871	6,857	9,364
Impairment of goodwill and long-lived assets	—	—	211	14,555
Other non-cash items, net	(9,529)	(8,470)	(8,484)	(9,345)
Changes in operating assets and liabilities	(7,476)	986	(11,234)	(2,113)

Net cash provided by operating activities	3,413	3,343	15,708	11,199

Cash flows from investing activities:
Sales of marketable securities, net	19,850	221	32,025	60,516
Purchases of property and equipment, net	(2,386)	(938)	(7,334)	(4,126)
Proceeds from liquidation of insurance policies	—	—	—	831
(Payments) proceeds on sale of discontinued operations, net	(21)	9,140	(826)	9,959
Payments for acquired intangible assets	(67)	(234)	(250)	(234)

Net cash provided by investing activities	17,376	8,189	23,615	66,946

Cash flows from financing activities:
Proceeds from employee stock option and purchase plans	583	283	1,849	696
Repurchases of common stock	(5)	(280)	(433)	(684)
(Payments) borrowings under lines of credit	(24,933)	48	(33,534)	33,364
Payments of principal under notes payable	—	(5,312)	—	(125,000)
(Payments) proceeds under capital leases	(14)	(71)	30	(249)
Gross tax windfall from stock-based compensation	675	375	1,494	976

Net cash used in financing activities	(23,694)	(4,957)	(30,594)	(90,897)

Effect of exchange rate changes on cash and cash equivalents	322	(209)	562	657

Net (decrease) increase in cash and cash equivalents	(2,583)	6,366	9,291	(12,095)
Cash and cash equivalents at beginning of period	58,824	40,584	46,950	59,045

Cash and cash equivalents at end of period	$56,241	$46,950	$56,241	$46,950

UNAUDITED SUPPLEMENTAL INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Beginning with the first quarter of fiscal 2010, Mercury changed its non-GAAP measure for reporting financial performance to adjusted EBITDA. Effective for the fourth quarter of fiscal 2010, adjusted EBITDA excludes the impact of acquisition costs and other related expenses. This financial measure excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. The adjustments to this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest Income and Expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financed arrangements. These charges may vary from period to period due to changes in interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations. Management believes that exclusion of these items allows comparisons of operating results that are consistent across past, present, and future periods.

Income Taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that have no relation to underlying operating performance. Management feels that exclusion of tax expense allows comparisons of operating results that are consistent across past, present, and future periods.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any correlation to underlying operating performance. Management believes that exclusion of depreciation expense allows comparisons of operating results that are consistent across past, present, and future periods.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this expense allows comparisons of operating results that are consistent across past, present, and future periods.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results, and that exclusion of these expenses allows comparisons of operating results that are consistent across past, present, and future periods.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees, and adjustments to acquisition-related items, such as contingent consideration, that are required to be marked to fair value each reporting period. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activity which we cannot forecast and allows for comparisons of operating results that are consistent across past, present, and future periods.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. In accordance with FASB ASC 718, previously SFAS No. 123R, stock-based compensation expense is calculated as of the grant date of each stock-based award, and generally cannot be changed or influenced by management after the grant date. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of FASB ASC 718, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as a principal indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following tables reconcile the non-GAAP financial measures to their most directly comparable GAAP financial measures.

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
Income from continuing operations	$18,030	$3,071	$28,069	$7,909
Interest (income) expense, net	(31)	132	(151)	492
Income tax (benefit) expense	(8,378)	8	(9,377)	109
Depreciation	1,357	1,337	5,147	5,640
Amortization of acquired intangible assets	408	459	1,710	2,414
Restructuring	(12)	999	231	1,712
Impairment of long-lived assets	—	—	211	—
Acquisition costs and other related expenses	—	—	—	—
Stock-based compensation expense	1,048	(88)	4,016	4,582

Adjusted EBITDA	$12,422	$5,918	$29,856	$22,858

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending September 30, 2010

(In thousands, except per share data)

Beginning with the first quarter of fiscal 2010, the Company changed its reported non-GAAP measure of financial performance to adjusted EBITDA. The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets and stock-based compensation costs. Effective for the fourth quarter of fiscal 2010, adjusted EBITDA excludes the impact of acquisition costs and other related expenses.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	RANGE
	LOW	HIGH
GAAP expectation — Income from continuing operations per share	$0.03	$0.06

GAAP expectation — Income from continuing operations	$648	$1,480
Adjust for:
Interest income, net	(11)	(11)
Income tax expense	381	869
Depreciation	1,505	1,505
Amortization of acquired intangible assets	320	320
Restructuring	—	—
Impairment of long-lived assets	—	—
Acquisition costs and other related expenses	—	—
Stock-based compensation expense	1,657	1,657

Adjusted EBITDA expectation	$4,500	$5,820